Exhibit 99.1

Infinity Natural Resources Announces Third Quarter 2025 Results, Updates 2025 Guidance and Announces $75 Million Share Repurchase Program
November 10, 2025
Morgantown, West Virginia—Infinity Natural Resources, Inc. (“Infinity” or the “Company”) (NYSE: INR) today reported its third quarter 2025 financial and operating results and updated 2025 guidance. Additionally, Infinity's Board of Directors approved a share repurchase program of up to $75 million.
Third Quarter 2025 & Recent Highlights
•Delivered 39% growth in total net daily production to 36.0 MBoe/d in the third quarter 2025 compared to the third quarter 2024
•Increased natural gas production 70% compared to third quarter 2024 with an additional three-well natural gas pad expected to be turned in line in the fourth quarter 2025
•Reported net income of $40.0 million
•Delivered Adjusted EBITDAX(1) of $60.0 million, representing an Adjusted EBITDAX Margin(1) of $18.12 / Boe, which we believe is the best among our Appalachian Basin peers
•Placed ten wells into sales in the third quarter totaling approximately 162,000 lateral feet comprised of (a) six oil-weighted wells in the Ohio Utica Shale and (b) four natural gas-weighted wells in the Marcellus Shale in Pennsylvania
•Acquired approximately 3,000 net acres during the quarter, increasing working interest in our active development projects and enhancing future projects
•Generated $186.7 million of net cash provided by operating activities for the nine months ended September 30, 2025
•Development capital expenditures incurred of $83.2 million, including drilling and completion (“D&C”) and midstream
•Total net debt was approximately $70.8 million as of September 30, 2025
•Increased the borrowing base under its revolving credit facility to $375 million on October 1, 2025
•Total liquidity was $304.3 million as of October 1, 2025

(1) Adjusted EBITDAX, Adjusted EBITDAX Margin and net debt are non-GAAP financial measures. Definitions of non-GAAP financial measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are included in the section titled "Non-GAAP Financial Measures."
Management Commentary

"We delivered exceptional operational performance in the third quarter, with production averaging 36.0 MBoe/d, representing 39% total production growth and 70% natural gas production growth compared to the third quarter 2024," said Zack Arnold, President & CEO of Infinity. "Our production growth was driven by bringing ten wells online during the quarter, the most in Company history, in a nearly balanced mix between oil-weighted wells in the Ohio Utica and natural gas wells in the Pennsylvania Marcellus. The turn in lines led to a Company single day net production record of 47.9 MBoe/d in October, continuing to elevate our position as a leading oil and natural gas producer in the Appalachian

Basin. We continue to have success in the ground game, adding approximately 3,000 net acres this quarter and approximately 4,300 net acres year to date. These acres are important as they have increased our working interest ahead of the drill bit in our active projects and enhance future development potential."
"We are updating our 2025 guidance ranges, reflecting our enhanced visibility late in the year and continued strong execution. Specifically, we are tightening our net daily production guidance to the high end of the range at 33.5 to 35 MBoe/d and narrowing our development capital expenditures to the high end of our previous ranges. As a growth-oriented company, we remain committed to disciplined capital allocation that creates long-term value. The operational momentum we've built year to date provides a solid foundation as we look ahead to 2026."
"We are also pleased to announce that our Board has approved a $75 million share repurchase program. Given our current stock price, we believe this open market share repurchase program is an opportunistic way to deliver meaningful value to our shareholders," concluded Mr. Arnold.
Operational Update

Infinity’s net daily production for the third quarter of 2025 averaged 36.0 MBoe/d, consisting of 21.0 MBoe/d in Ohio and 15.0 MBoe/d in Pennsylvania. Infinity’s net daily production mix was comprised of approximately 22% oil, 14% NGLs and 64% natural gas. We turned into sales six gross oil-weighted wells (5.5 net) in the Utica Shale in Ohio and four gross natural gas-weighted wells (3.3 net) in the Marcellus Shale in Pennsylvania during the third quarter.
The following table sets forth information regarding our production, revenues and realized prices and production costs for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Production data:
Oil (MBbls)	718	669	2,020	1,743
Natural gas (MMcf)	12,722	7,484	30,660	21,783
NGL (MBbls)	476	474	1,587	1,302
Total (MBoe)(1)	3,314	2,391	8,717	6,676
Average daily production (MBoe/d)(1)	36,027	25,989	31,931	24,362

Average wellhead realized prices (before giving effect to realized derivatives):
Oil (/Bbl)	$57.14	$68.38	$59.22	$69.75
Natural gas (/Mcf)	$2.15	$1.57	$2.63	$1.65
NGL (/Bbl)	$20.88	$18.61	$21.84	$24.14

Average wellhead realized prices (after giving effect to realized derivatives):
Oil (/Bbl)	$61.69	$66.53	$63.68	$67.39
Natural gas (/Mcf)	$2.37	$1.83	$2.63	$2.47
NGL (/Bbl)	$21.41	$27.33	$20.87	$27.08

Operating costs and expenses (per Boe)(1):
Gathering, processing and transportation	$3.84	$6.41	$4.51	$5.67
Lease operating	2.01	2.85	2.34	3.10
Production and ad valorem taxes	0.24	0.16	0.52	0.19
Depreciation, depletion, and amortization	8.32	8.81	8.32	8.44
General and administrative(2)	2.43	1.13	16.64	1.24
Total	$16.84	$19.36	$32.32	$18.64

(1) Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.
(2) General and administrative expense includes a one-time share-based compensation expense of $126.1 million for the nine months ended September 30, 2025 incurred in connection with the Company's initial public offering ("IPO").

Capital Investment

Capital expenditures incurred during the quarter were $95.0 million, which included $83.2 million on development activities and $11.8 million on land activities.

Financial Position and Liquidity

As of September 30, 2025, Infinity had approximately $4.6 million of cash and cash equivalents and $75.3 million of borrowings under its revolving credit facility. Infinity’s liquidity as of September 30, 2025 totaled approximately $279.3 million comprised of $4.6 million of cash and cash equivalents and approximately $274.7 million of available borrowing capacity under its revolving credit facility. After giving effect to the October 1, 2025 borrowing base increase, Infinity's liquidity was $304.3 million with $299.7 million of available borrowing capacity under its revolving credit facility.

2025 Outlook
Infinity has narrowed its net production guidance to the high end of the previous range of 32 to 35 Mboe/d to 33.5 to 35 Mboe/d for 2025. Infinity has also narrowed its development capital budget for 2025 to $270 million to $292 million, which reflects the combined high end of the previous ranges for D&C and midstream.

Share Repurchase Program
On November 10, 2025, Infinity's Board of Directors authorized a share repurchase program, whereby we may purchase up to an aggregate of $75.0 million of our Class A common stock. Repurchases under the program may be made from time to time in the open market, in privately negotiated transactions, through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or by such other means as will comply with applicable state and federal securities laws. The timing of any such repurchases will depend on market conditions, contractual limitations and other considerations. The program may be extended, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.
Conference Call and Webcast Details

Infinity will host a conference call Tuesday, November 11, 2025, at 10:00 a.m. ET to discuss the results. The conference call will be webcast live on the Company's investor relations (IR) website at https://ir.infinitynaturalresources.com/. In addition, you may participate in the conference call by dialing (800) 715-9871 (U.S.), or +1 (646) 307-1963 (International), and referencing "Infinity." A replay of the call will be available for 14 days following the call at the Company’s website or by phone at (800) 770-2030 (U.S.) or +44 20 3433 3849 (International) using the conference ID: 3466956#.
About Infinity

Infinity (NYSE: INR) is a growth oriented, free cash flow generating, independent energy company focused on the acquisition, development, and production of hydrocarbons in the Appalachian Basin. Our operations are focused on the volatile oil window of the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.
Cautionary Statement Regarding Forward-Looking Statements

This release contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact, included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, future commodity prices, future production targets, leverage targets or debt repayment, future capital spending plans, capital efficiency, our ability to make share repurchases, expected drilling and completions plans and projected well costs are forward-looking statements. When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events at the time such statement was made.
Such statements are subject to a number of assumptions, risks and uncertainties, including those incident to the development, production, gathering and sale of oil, natural gas and NGLs, most of which are difficult to predict and many of which are beyond the control of the Company. These include, but are not limited to, commodity price volatility; inflation; lack of availability and cost of drilling, completion and production equipment and services; supply chain disruption; project construction delays; environmental risks; drilling, completion and other operating risks; lack of availability or capacity of midstream gathering and transportation infrastructure; regulatory changes; the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; the concentration of the Company’s operations in the Appalachian Basin; difficult and adverse conditions in the domestic and global capital and credit markets; impacts of geopolitical events and world health events, including trade wars; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; potential financial losses or earnings reductions resulting from the Company’s commodity price risk management program or any inability to manage its commodity risks; failure to realize expected value creation from property acquisitions and trades; weather related risks; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and the Company’s inability to re-establish production; the Company’s ability to service its indebtedness; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; risks related to the Company’s ability to expand its business, including through the recruitment and retention of qualified personnel; and the other risks described in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimates depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any future production and development program. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and in other filings we make with the SEC in the future, for a discussion of the risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. As a result, actual outcomes and results could materially differ from what is expressed, implied to forecast in such statements. Therefore, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.
Contacts
Infinity Natural Resources, Inc.
Gregory Pipkin Jr.
Senior Vice President of Corporate Development and Strategy
ir@infinitynr.com

Source: Infinity Natural Resources, Inc.

INFINITY NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(amounts in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Oil, natural gas, and natural gas liquids sales	$78,254	$68,971	$234,909	$188,877
Midstream activities	1,472	271	4,458	1,032
Total revenues	$79,726	$69,242	$239,367	$189,909
Operating expenses:
Gathering, processing, and transportation	12,737	15,324	39,322	37,852
Lease operating	6,655	6,825	20,383	20,715
Production and ad valorem taxes	799	383	4,502	1,264
Depreciation, depletion, and amortization	27,579	21,067	72,489	56,344
General and administrative(1)	8,053	2,690	145,068	8,268
Total operating expenses	$55,823	$46,289	$281,764	$124,443
Operating income (loss)	23,903	22,953	(42,397)	65,466
Other income (expense):
Interest, net	(2,290)	(7,292)	(6,717)	(16,263)
Gain on derivative instruments	15,250	29,449	30,153	6,397
Other expense	(232)	(321)	(1,370)	(797)
Net income (loss) before income tax expense (benefit)	36,631	44,789	(20,331)	54,803
Income tax expense (benefit)	(3,383)	—	(3,936)	—
Net income (loss)	$40,014	$44,789	$(16,395)	$54,803
Net income attributable to Infinity Natural Resources, LLC prior to the reorganization	—	—	9,914	—
Net income (loss) attributable to redeemable non-controlling interests	29,610	—	(19,469)	—
Net income (loss) attributable to Infinity Natural Resources, Inc.	$10,404	—	$(6,840)	—

Net income attributable to Infinity Natural Resources, Inc. per share of Class A common stock
Basic:
Weighted-average common stock outstanding	15,433,443	—	15,303,532	—
Net income (loss) attributable to Infinity Natural Resources, Inc.	$0.67	—	$(0.45)	—
Diluted (Note 12):
Weighted-average common stock outstanding	15,895,944	—	15,303,532	—
Net income (loss) attributable to Infinity Natural Resources, Inc.	$0.65	—	$(0.45)	—
(1) General and administrative expense includes a one-time share-based compensation expense of $126.1 million for the nine months ended September 30, 2025 incurred in connection with the IPO.

INFINITY NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(amounts in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$4,572	$2,203
Accounts receivable:
Oil and natural gas sales, net	37,017	39,314
Joint interest and other, net	12,830	32,229
Prepaid expenses and other current assets	1,566	11,822
Commodity derivative assets	10,823	—
Total current assets	$66,808	$85,568
Oil and natural gas properties, full cost method (including $99.0 million and $86.5 million as of September 30, 2025 and December 31, 2024, respectively excluded from amortization)	1,202,629	933,228
Midstream and other property and equipment	55,726	40,053
Less: Accumulated depreciation, depletion, and amortization	(225,508)	(153,233)
Property and equipment, net	$1,032,847	$820,048
Operating lease right-of-use assets, net	1,190	1,389
Deferred tax asset, net	4,178	—
Other assets	7,112	8,461
Commodity derivative assets	416	—
Total assets	$1,112,551	$915,466
Total Liabilities, Redeemable Interest and Stockholders’ Equity / Members’ Equity
Current liabilities:
Accounts payable	$68,411	$51,370
Royalties payable	26,632	23,129
Accrued liabilities	29,301	46,004
Operating lease liabilities	177	247
Commodity derivative liabilities, short-term	4,203	12,596
Total current liabilities	$128,724	$133,346
Credit facility borrowings	75,363	259,406
Operating lease liabilities, net of current portion	1,013	1,142
Asset retirement obligations	3,517	2,988
Commodity derivative liabilities	5,387	10,342
Tax Receivable Agreement	1,552	—
Total liabilities	$215,556	$407,224
Redeemable non-controlling interest	608,375	—
Stockholders’ equity / members’ equity
Members’ equity	—	508,242
Class A common stock—$0.01 par value; 400,000,000 shares authorized, 15,629,653 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	156	—
Class B common stock—$0.01 par value; 150,000,000 shares authorized, 45,247,974 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	452	—
Additional paid-in capital	312,465	—
Accumulated deficit	(24,453)	—
Total stockholders’ equity / members’ equity	288,620	508,242
Total liabilities, redeemable interest and stockholders’ equity / members’ equity	$1,112,551	$915,466

INFINITY NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(amounts in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(16,395)	$54,803
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	72,489	56,344
Amortization of debt issuance costs	1,705	1,430
Share-based compensation expense	131,441	—
Gain on derivative instruments	(30,153)	(6,397)
Cash received on settlement of derivative instruments	5,567	27,755
Non-cash lease expense	205	136
Deferred income taxes	(4,178)	—
Changes in operating assets and liabilities:
Accounts receivable	21,696	(5,666)
Prepaid expenses and other assets	645	264
Accounts payable	11,521	6,638
Royalties payable	3,503	7,146
Accrued and other expenses	(4,695)	4,860
Other assets and liabilities	(6,651)	253
Net cash provided by operating activities	$186,700	$147,566
Cash flows from investing activities:
Additions to oil and gas properties	(269,115)	(189,569)
Additions to midstream and other property and equipment	(10,182)	(5,186)
Net cash used in investing activities	$(279,297)	$(194,755)
Cash flows from financing activities:
Borrowings under revolving credit facility	143,000	366,855
Borrowings on notes payable	124	—
Payments on revolving credit facility	(327,000)	(313,073)
Proceeds from capital contributions	286,465	500
Payments of debt issuance costs	(645)	(5,200)
Cancelled shares withheld for taxes from vesting of RSUs	(8,000)	—
Payments of initial public offering costs	(6,760)	(1,739)
Payments on notes payable	(210)	(93)
Net cash provided by financing activities	$94,966	$47,250
Net increase in cash and cash equivalents	2,369	61
Cash and cash equivalents at beginning of period	2,203	1,504
Cash and cash equivalents at end of period	$4,572	$1,565

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX, Adjusted EBITDAX Margin and Net Debt
We define Adjusted EBITDAX as net income (loss) plus interest, net, income tax expense (benefit), depreciation, depletion, and amortization, unrealized loss (gain) on derivative instruments, net cash settlements received (paid) on derivatives, non-recurring transaction expenses and non-cash compensation expense. We believe Adjusted EBITDAX is useful because it makes for an easier comparison of our operating performance, without regard to our financing methods, corporate form or capital structure. We determined our adjustments from net income (loss) to arrive at Adjusted EBITDAX to reflect the substantial variance in practice from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered more meaningful than or as an alternative to net income (loss) determined in accordance with U.S. GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may differ from and may not be comparable to similarly titled measures of other companies. Adjusted EBITDAX Margin is defined as Adjusted EBITDAX divided by total production.
Net debt is defined as total long-term debt less cash and cash equivalents. Management uses net debt to evaluate its financial position, including its ability to service its debt obligations.
The following table provides a reconciliation of our net loss, the most directly comparable financial measure presented in accordance with U.S. GAAP, to Adjusted EBITDAX for the periods presented herein:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Net income (loss)	$40,014	$44,789	$(16,395)	$54,803
Interest, net	2,290	7,292	6,717	16,263
Income tax expense (benefit)	(3,383)	—	(3,936)	—
Depreciation, depletion, and amortization	27,579	21,067	72,489	56,344
(Gain) loss on derivative instruments	(15,250)	(29,449)	(30,153)	(6,397)
Net cash settlements received (paid) on derivatives	6,374	12,454	5,567	27,755
Non-recurring transaction expenses	172	—	127,191	—
Non-cash compensation expense	2,253	—	5,301	—
Adjusted EBITDAX	$60,049	$56,153	$166,781	$148,768

The following tables provides a reconciliation of total debt, the most directly comparable financial measure presented in accordance with U.S. GAAP, to net debt:

September 30, 2025
(in thousands)
Credit facility borrowings	$75,363
Total long-term debt	$75,363
Less: Cash and cash equivalents	4,572
Net debt	$70,791